                                  [LOGO] BLOUNT

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held April 10, 2003

                        --------------------------------


TO THE STOCKHOLDERS OF BLOUNT INTERNATIONAL, INC.:

     The Annual Meeting of Stockholders of Blount International, Inc. (the "Corporation") will be held at 10:30 A.M., E.D.T. on Thursday, April 10, 2003, in Training Room C of the Corporation's Blount Canada Ltd. facility at 505 Edinburgh Road, North in Guelph, Ontario Canada N1H 6L4 for the following purposes:

     1. To elect a Board of Directors to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

     2. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the Corporation for the year ending December 31, 2003; and

     3. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on Monday, February 10, 2003, as the record date for determining the stockholders entitled to notice of and to vote at the Meeting or any adjournment thereof.

TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                                   By Order of the Board of Directors,

                                   /s/ Richard H. Irving, III

                                   RICHARD H. IRVING, III
                                   Senior Vice President, General Counsel
                                   and Secretary


4909 SE International Way
Portland, OR 97222
March 24, 2003

                           BLOUNT INTERNATIONAL, INC.
                            4909 SE INTERNATIONAL WAY
                             PORTLAND, OREGON 97222
                                  503-653-8881

                         ------------------------------

                                 PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 10, 2003

     This Proxy Statement is furnished in connection with the solicitation on behalf of the Board of Directors (the "Board") of Blount International, Inc., a Delaware Corporation, (the "Corporation") of your proxy for use at the Annual Meeting of Stockholders to be held on April 10, 2003, or at any adjournment thereof (the "Meeting"). It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders on or about March 24, 2003.

     Shares represented by each properly signed proxy on the accompanying form received by the Corporation in time to permit its use at the Meeting or any adjournment thereof will be voted at the Meeting, but you may revoke your proxy at any time prior to the actual voting thereof by giving notice in writing to the Secretary of the Corporation or by voting a subsequently dated proxy. IF A PROXY IS SIGNED BUT NO SPECIFICATION IS MADE ON THE PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD WITH RESPECT TO PROPOSALS 1 AND 2. If a specification is made, the shares will be voted in accordance with the specification. The presence of a stockholder at the Meeting does not revoke his or her proxy; however, at the Meeting, there will be an opportunity for a stockholder in attendance to revoke his or her proxy and to vote in person if he or she so requests.

     Note that, except where expressly stated otherwise, the information provided in this Proxy Statement constitutes the aggregation of such information as it related to Blount, Inc. prior to November 4, 1995 and to Blount International, Inc. after November 3, 1995. As of the close of business on November 3, 1995, as a result of a reorganization, Blount, Inc. merged with a wholly-owned subsidiary of Blount International, Inc. and became a wholly-owned subsidiary of Blount International, Inc. The stock of Blount, Inc. prior to the reorganization had been traded on the American Stock Exchange. The stock of Blount International, Inc. has been traded on the New York Stock Exchange, Inc. since the reorganization.

     Please also note that as the result of a merger and recapitalization, which involved the Corporation and a subsidiary of Lehman Brothers Merchant Banking Partners II, L.P. and was completed on August 19, 1999, the Corporation issued cash and shares in a single class of common stock in exchange for the delivery and cancellation of its former Class A and Class B common shares. Throughout this document this transaction is referred to as the Merger and Recapitalization.

                                VOTING SECURITIES

RECORD DATE AND VOTE REQUIRED

     The Board has fixed the close of business on Monday, February 10, 2003, as the record date for determining stockholders entitled to notice of and to vote at the Meeting. Holders of shares of the Corporation's single class of common stock as of the record date are entitled to vote at the Meeting by proxy or in person. As of such date, the Corporation had issued and outstanding 30,795,882 shares. There are no cumulative voting or preemptive rights.

     The holders of common stock are entitled to one vote per share to elect the directors and are entitled to one vote per share with respect to any other matter properly presented at the Meeting.

     Directors are elected by the affirmative vote of a majority of the shares ACTUALLY CAST in the election. Similarly, except for certain types of proposals, such as one to amend the Certificate of Incorporation, none of which is scheduled to come before the Meeting, the affirmative vote of a majority of the shares cast in the election is required to approve any other proposal properly presented at the Meeting, including Proposal 2, which is the only such proposal currently scheduled for the Meeting besides the election of directors.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of February 18, 2003, to the best knowledge of the Corporation, information as to: (a) beneficial ownership of more than 5% of the common stock of the Corporation by certain persons (other than director nominees) and (b) beneficial ownership of common stock of the Corporation by (i) each director nominee, (ii) each executive officer named in the Summary Compensation Table other than director nominees and (iii) all director nominees and executive officers of the Corporation as a group. Except as otherwise indicated, all beneficial ownership stated in the table represents sole voting and investment power.

                                                                                         SHARES         PERCENT
NAME AND ADDRESS OF                                                                   BENEFICIALLY      OF TOTAL
BENEFICIAL OWNERS                                                                        OWNED           SHARES
--------------------                                                                 --------------    ----------
(a)      Holders of more than 5% common stock (other than
         director nominees and executive officers named in
         the Summary Compensation Table)
         ---------------------------------------------------------
         Lehman Brothers Holdings, Inc. . . . . . . . . . . . . . . . . . . .         26,262,111(1)       85.3%
         745 Seventh Avenue
         New York, NY 10019

(b)(i)   Director Nominees
         ---------------------------------------------------------
         R. Eugene Cartledge. . . . . . . . . . . . . . . . . . . . . . . . .             20,000             *
         H. Corbin Day. . . . . . . . . . . . . . . . . . . . . . . . . . . .             58,324             *
         Eliot M. Fried . . . . . . . . . . . . . . . . . . . . . . . . . . .             50,000             *
         E. Daniel James. . . . . . . . . . . . . . . . . . . . . . . . . . .         26,262,111(2)       85.3%(2)
         Harold E. Layman . . . . . . . . . . . . . . . . . . . . . . . . . .            153,981             *
         James S. Osterman. . . . . . . . . . . . . . . . . . . . . . . . . .             44,145             *
         William A. Shutzer . . . . . . . . . . . . . . . . . . . . . . . . .         26,262,111(2)       85.3%(2)

  (ii)   Executive Officers named in the Summary Compensation
         Table (other than Director Nominees)
         ---------------------------------------------------------
         Dennis E. Eagan. . . . . . . . . . . . . . . . . . . . . . . . . . .                  0             0
         Richard H. Irving, III . . . . . . . . . . . . . . . . . . . . . . .             54,691             *
         Calvin E. Jenness. . . . . . . . . . . . . . . . . . . . . . . . . .                  0             0
         Kenneth O. Saito . . . . . . . . . . . . . . . . . . . . . . . . . .             14,262             *

 (iii)   All director nominees and executive officers as a group
         (11 persons) . . . . . . . . . . . . . . . . . . . . . . . . . . . .         26,657,514(3)       86.6%(3)

--------------------

(*)  Less than 1.0% of total shares.

(1) LB Blount Investment SPV LLC, an affiliate of Lehman Brothers Holdings, Inc., also holds warrants for 1,000,000 shares of common stock.

(2) Mr. James and Mr. Shutzer are affiliates of Lehman Brothers Holdings, Inc. and may each be deemed to share beneficial ownership of the shares of common stock shown as beneficially owned by Lehman Brothers Holdings, Inc. Mr. James and Mr. Shutzer each disclaims beneficial ownership of all such shares.

(3) See Footnote (2) with respect to 26,262,111 shares which may be attributable to Messrs. James and Shutzer that have been included in the total. Messrs. James and Shutzer each disclaims any beneficial ownership with respect to these shares.

ELECTION OF DIRECTORS

                                   PROPOSAL 1

DIRECTORS

     The By-laws of the Corporation, which may be amended by the Board, presently provide that the number of directors that constitutes the whole Board be fixed from time to time by a vote of a majority of the whole Board. In connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon, the retirement of Harold E. Layman, former President and Chief Executive Officer, who remains a director, and the election of James S. Osterman as President and Chief Executive Officer and director, the Board set the exact number of directors at seven effective June 11, 2002.

     The Board intends to nominate and, unless contrary instructions are specified, to vote all proxies received by the Board FOR the election of the persons named below as directors of the Corporation.

     Each director to be elected shall hold office until the next Annual Meeting of Stockholders of the Corporation or until his successor is elected and qualified or until his earlier resignation or removal. Should any nominee fail to accept election, it is expected that the Board will cast all proxies received by it, as appropriate, in favor of the election of such other person for the office of director as the Board may recommend. The Board has no reason to believe that any of the persons named below will fail to accept election as a director.

BIOGRAPHICAL INFORMATION

     The following biographical information is furnished with respect to each nominee for election as director at the Meeting:

R. EUGENE CARTLEDGE, AGE 72.

Director since April 2002; Chairman of the Audit Committee since April 2002; formerly Director of the Corporation from September 1994 through August 19, 1999; formerly Chairman of the Compensation Committee and Member of the Acquisition, Audit and Executive Committees during this prior term.

Chairman of Savannah Foods & Industries, Inc. of Savannah, Georgia from 1996 until retirement in 1997; previously, Chairman and Chief Executive Officer of Union Camp Corporation of Wayne, New Jersey from 1986 to 1994.

Mr. Cartledge also serves on the Boards of Directors of Chase Industries, Inc. of New York, New York; Formica Corporation of Warren, New Jersey and UCAR International, Inc. of Wilmington, Delaware. Mr. Cartledge formerly served on the Boards of Directors of Delta Airlines, Inc., of Atlanta, Georgia and Sun Company, Inc. of Philadelphia, Pennsylvania until his retirement from each in May 2002.

H. CORBIN DAY, AGE 64.

Director since April 2002; Member of Audit and Compensation Committees since April 2002; formerly Director of the Corporation from June 1992 through August 19, 1999; formerly Chairman of the Finance Committee and Member of the Acquisition, Compensation and Executive Committees during this prior term.

Chairman of Jemison Investment Co., Inc. of Birmingham, Alabama from May 1988; retired Limited Partner, Goldman Sachs & Co. of New York, New York since 1999, Partner from 1986.

Mr. Day also serves on the Boards of Directors of Hughes Supply Company of Orlando, Florida and Protective Life Corporation of Birmingham, Alabama.

ELIOT M. FRIED, AGE 70.

Director since August 1999; Chairman of the Board and Chairman of the Executive Committee since June 2001. Chairman of the Audit Committee from 1999 to 2002, Member since 2002; Member of Compensation Committee since 1999, Chairman since 2001.

Currently a consultant with Abner, Herrman & Brock Inc., an asset management firm in New York, New York. Retired in February 2000 as Managing Director of Lehman Brothers, Inc., New York, New York. Mr. Fried had been a member of the Lehman Brothers Investment Committee for nine years and was also a member of Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson Hayden Stone Inc., a predecessor firm to Lehman Brothers, Inc., in 1976 and became a Managing Director in 1982.

Mr. Fried also serves on the Boards of Directors of Axsys Technologies, Inc. of Rocky Hill, Connecticut and Grant Prideco, Inc. of Houston, Texas.

E. DANIEL JAMES, AGE 38.

Director since August 1999; Member of the Executive and Compensation Committees since August 1999; Member of the Audit Committee from 1999 to February 2003.

Managing Director of Lehman Brothers, Inc., New York, New York from April 2000. Previously, Senior Vice President, Lehman Brothers Merchant Banking Partners II, L.P. from 1996. Mr. James has been with Lehman Brothers, Inc. from June 1988. Prior to joining the Merchant Banking Group, Mr. James served in the Mergers and Acquisitions Group from 1990 and the Financial Institutions Group from 1988.

HAROLD E. LAYMAN, AGE 56.

Director since August 1999; member of the Executive Committee from March 2001 to August 2002.

Former President and Chief Executive Officer of the Corporation from March 2001 to August 16, 2002; President and Chief Operating Officer from February 2000; Executive Vice President-Finance Operations and Chief Financial Officer from February 1997 and Senior Vice President and Chief Financial Officer of the Corporation from January 1993. Mr. Layman served as Senior Vice President-Finance and Administration and was a member of the Executive Committee of VME Group, N.V., The Hague, Netherlands from September 1988.

Mr. Layman also serves on the Boards of Directors of Von Hoffmann Holdings, Inc. of St. Louis, Missouri and Graftech International, Ltd. of Wilmington, Delaware.

JAMES S. OSTERMAN, AGE 65.

Director since June 2002; Member of Executive Committee since August 2002.

President and Chief Executive Officer of the Corporation since August 2002; President of the Outdoor Products Group of the Corporation from January 1997 and President of the Oregon Cutting Systems Division of the Corporation from January 1987.

Mr. Osterman is also Chairman of Cascade Corporation of Portland, Oregon. He has served on the Board of Directors of Cascade since 1994 and was elected Chairman in May 2002.

WILLIAM A. SHUTZER, AGE 55.

Director since June 2001; Member of the Executive Committee since April 2002 and Compensation Committee since June 2001; Member of Audit Committee from June 2001 to April 2002.

Managing Director - Private Equity Group of Lehman Brothers, Inc. from October 2000. Previously, Partner at Thomas Weisel Partners LLC from 1999, Chairman of Investing Banking at ING Furman-Selz from 1997, President of Furman-Selz LLC from 1996.

Mr. Shutzer also serves on the Boards of Directors of Jupiter Media Corporation of Darien, Connecticut; Practice Works, Inc. of Atlanta, Georgia; RSI Holding Corp. of Newport Beach, California and Tiffany & Company of New York, New York.

THE BOARD AND ITS COMMITTEES

     The property, affairs and business of the Corporation are managed under the direction of the Board. The Board has standing Executive, Audit and Compensation Committees, the principal functions of each of which are described below. The Corporation does not have a standing Nominating Committee. During the year ended December 31, 2002, the Board held six regular meetings, held one special meeting and took action twice by written consent in lieu of a meeting. Average attendance by directors at Board and Committee Meetings was 97.5%.

     EXECUTIVE COMMITTEE - The Executive Committee consists of four members, three of whom are non-employee directors. The Chairman of the Board of the Corporation is Chairman of the Committee. The Committee may exercise all of the authority and powers of the Board to the extent permitted by law during the intervals between Board meetings. The Committee held one special meeting and took no action by written consent in lieu of a meeting during 2002. The present members of the Committee are Eliot M. Fried, E. Daniel James, James S. Osterman and William A. Shutzer.

     AUDIT COMMITTEE - The Audit Committee currently consists of three members, all of whom are non-employee directors. The functions of the Committee include
(i) approving annually the appointment of the Corporation's independent auditors, (ii) reviewing the professional services, proposed fees and independence of such auditors, (iii) reviewing the annual audit plans of such auditors, (iv) reviewing the annual audit plans for the internal audit function, whether performed by an in-house staff, under an outsourcing arrangement or a combination of both, (v) monitoring the activities of the independent auditors and the internal audit function and (vi) reporting on such activities to the Board. The Committee held two regular meetings during 2002. The present members of the Committee are R. Eugene Cartledge, H. Corbin Day and Eliot M. Fried.

     COMPENSATION COMMITTEE - The Compensation Committee consists of four members, all of whom are non-employee directors. The functions of the Committee include (i) approving compensation philosophy and guidelines for the Corporation's executive and managerial employees, (ii) establishing a total compensation range for the President and Chief Executive Officer and appraising the performance of such officer on a timely basis, (iii) approving salaries and changes in salaries of the executive officers of the Corporation and such other executives as the Committee may deem appropriate, (iv) approving the participants, annual financial or other targets and amounts to be paid under the Corporation's Executive Management Annual Incentive Plan, (v) reviewing and recommending to the Board any new executive incentive or stock option plans, or additions to or revisions in existing plans, and approving any awards or options granted under any such plan, (vi) reviewing from time to time the Corporation's management resources and executive personnel planning, development and selection processes and (vii) reporting on all such activities to the Board. The Committee held two regular meeting during 2002. The present members of the Committee are
H. Corbin Day, Eliot M. Fried, E. Daniel James and William A. Shutzer.

COMPENSATION OF DIRECTORS

     Since August 1999, neither directors currently affiliated with Lehman Brothers, Inc. nor those who are employees of the Corporation (or former employees receiving termination benefits) receive any compensation for their services as directors. Employee directors, of course, receive compensation in their respective capacities as employees of the Corporation, and all directors receive reimbursement of travel and lodging expenses incurred in connection with their attendance at Board functions. Since July 24, 2000, directors who are neither employees of the Corporation nor currently affiliated with Lehman Brothers, Inc. receive a quarterly stipend of $6,250, plus $1,000 per quarter if a Chairman of the Board or chairman of a Board committee and $1,000 for each Board or committee meeting attended. In addition, such a director may choose to participate in certain health, dental and life insurance plans of the Corporation. During 2002, Mr. Fried was paid $48,000 in director fees and $123 in life insurance premiums; Mr. Cartledge was paid $37,000, and Mr. Day was paid $33,000, in directors' fees after their election in April. All three also received reimbursement of customary expenses paid to all directors.

     On February 6, 2003, the Board of Directors approved an amendment to the Non-Employee Directors' Compensation Program that permits any director who qualifies for cash payment under the Plan to elect annually on or before December 31 of any year to receive the following year's compensation in the form of stock options in lieu of cash payments. Any such option would be granted under the Corporation's 2000 Stock Incentive Plan, which Plan was approved by the stockholders in 2000 and expressly authorizes option grants to directors. The options would be for 15,000 shares of the Corporation's common stock and would immediately vest upon grant. Any such options would be granted at the February Board of Directors' meeting following an election to receive options by any director participating in the Plan. The option would be priced at the average of the closing prices of the common stock on the ten consecutive trading days immediately prior to the date of grant. For the first year of implementing this program, 2003, the qualifying directors would have thirty days from February 6 to make this election. Messrs. Cartledge, Day and Fried have each indicated that he intends to elect to receive his director compensation for 2003 in stock options.

     In May 1991, the Board approved, and in April 1994 amended, the Advisory Directors' Recognition Plan. Each member of the Board who had served as a director for at least five consecutive years, who had not been an employee vested in any employee benefits sponsored by the Corporation during his or her service on the Board and who either (a) was serving upon attainment of age 72 or
(b) had become permanently and totally disabled at any time prior to age 72 became an advisory director. No advisory director and no other director, except the co-founders of the Corporation, were eligible to stand for re-election to the Board after reaching age 72. Under this Plan, a director who was or became eligible for advisory director status after July 1, 1991, was, at the end of his or her then current term, paid a quarterly benefit for life equal to the quarterly cash retainer, exclusive of committee chairman fees, then being paid to that director. A director who had been an employee vested in employee benefits sponsored by the Corporation was eligible to become an advisory director, but was not entitled to the retainer paid to other advisory directors. When their views on a matter are sought, advisory directors are expected to consult with the management or directors of the Corporation. The status of advisory director may be terminated upon request by the advisory director or by the Board if it determines that an advisory director has become a director, officer, employee or consultant of or to another company that competes with the Corporation or any of its subsidiaries. The Advisory Directors' Recognition Plan did not apply to Winton M. Blount, a co-founder of the Corporation. It also did not apply to W. Houston Blount, a co-founder of the Corporation, until he ceased to be a member of the Board of Directors regardless of his age at such time. As a result of the Merger and Recapitalization, Mr. W. Houston Blount resigned as a director effective August 19, 1999 at the age of 77, and thereupon became an advisory director. The Advisory Directors' Recognition Plan is unfunded and amounts due the participants covered thereby are general obligations of the Corporation. There are presently three participants under this plan, W. Houston Blount, James W. Hargrove and Admiral (Ret.) Thomas H. Moorer. In 2002, Mr. Blount and Mr. Hargrove received $25,000 each, and Admiral (Ret.) Moorer $30,800, in Advisory Director fees. In February 2000 this Plan was terminated, including the prohibition on standing for election after the attainment of age 72, and, subject to the fulfillment of obligations to existing advisory directors, there will be no additional advisory directors in the future.

                           AUDIT COMMITTEE DISCLOSURE

     The Audit Committee Charter was amended during 2000 and incorporated in the 2001 Proxy Statement as Exhibit A. In February 2002, the Board of Directors reaffirmed this amended Audit Committee Charter. This Charter will be amended during 2003 to make certain clarifications to conform with the proposed requirements of the New York Stock Exchange, which are not binding upon the Corporation until at least six months after the adoption by the New York Stock Exchange of certain rules currently proposed that relate in part to Audit Committee responsibilities and required charter provisions. As described in the 2002 Proxy Statement at page 6, the Board of Directors nominated, and the stockholders elected, two additional independent directors, Mr. R. Eugene Cartledge and Mr. H. Corbin Day, who were both appointed to the Audit Committee in April 2002. Another member of the Committee, Mr. Eliot M. Fried, who was an employee of Lehman Brothers, Inc., the Corporation's controlling shareholder, until February 2000, met the three-year period of non-affiliation required by the New York Stock Exchange to establish independence in February 2003. During the twelve months prior to February 2003, Mr. Fried served on the Audit Committee pursuant to a Board determination passed in April 2002 to the effect that it was in the best interests of the Corporation, given Mr. Fried's expertise and background, to retain Mr. Fried's services as a member of the Audit Committee notwithstanding the fact that he was an employee of Lehman Brothers, Inc. less than three years prior to that time. Mr. Fried served under this resolution until February 2003, the time at which the termination of his affiliation with Lehman Brothers, Inc. exceeded three years. Mr. E. Daniel James, an employee of Lehman Brothers, Inc., resigned his membership on the Audit Committee on February 6, 2003. As a result of the foregoing, since February 6, 2003, the membership of the Audit Committee has consisted of Mr. Cartledge as Chairman of the Committee and Messrs. Day and Fried, all of whom are independent under applicable rules and regulations.

     Although not required of the Corporation until the 2004 Proxy Statement, the Board believes that each of Messrs. Cartledge, Day and Fried will qualify as "financial experts," as defined by recently adopted final rules of the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act. Two of these members have served as Chairmen and chief executive officers of a publicly-traded or private investment company in which capacity they supervised the chief financial officer function; one has been a member of the Investment Committee of a major investment banking firm; and all three possess
(i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such accounting principles in connection with the accounting for estimates, accruals and reserves; (iii) experience actively supervising one or more persons engaged in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Corporation's financial statements; (iv) an understanding of internal controls and procedures for financial reporting and
(v) an understanding of Audit Committee functions.

                             AUDIT COMMITTEE REPORT

     The Audit Committee (1) reviewed and discussed the Corporation's audited financial statements as of December 31, 2002 with management and (2) reviewed and discussed with the Independent Auditors matters required by the Statement on Auditing Standards No. 61, as amended; matters required by Independence Standards Board No. 1 relating, among other things, to the Independent Auditors' independence from management and the compatibility of the Independent Auditors performing non-audit services with their independence.* Based upon these reviews and discussions, and recognizing (i) that management is primarily responsible for the Corporation's systems of internal controls and financial reporting processes, and (ii) that the Independent Auditors are responsible for the performance of an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and the issuance of a report thereon, the Audit Committee approved the inclusion of the Corporation's audited financial statements in the Securities and Exchange


----------------
 * After July 1, 2002, as a result of the firm's policy, PricewaterhouseCoopers LLP no longer served as an outside contractor performing the Internal Audit function for the Corporation, since it is also the Corporation's Independent Auditors. The Corporation intends to make other arrangements for the performance of this function, including the creation of a new internal position, which will report to the Audit Committee.

Commission Annual Report on Form 10-K for the fiscal year ending December 31, 2002, and the appointment of PricewaterhouseCoopers LLP as the Corporation's Independent Auditors for the fiscal year ending December 31, 2003, subject to ratification of that appointment by the stockholders at the Annual Meeting.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following members of the Board served as members of the Compensation Committee during 2002:

     H. Corbin Day, Chairman of Jemison Investment Co., Inc. of Birmingham, Alabama, elected to the Board April 16, 2002;

     Eliot M. Fried, consultant with Abner, Herrman & Brock Inc., a New York City asset management firm, and retired Managing Director of Lehman Brothers, Inc., elected to the Board August 19, 1999 at the time of the Merger and Recapitalization, and elected Chairman of the Board in June 2001;

     E. Daniel James, Managing Director of Lehman Brothers, Inc., elected to the Board August 19, 1999 at the time of the Merger and Recapitalization; and

     William A. Shutzer, Managing Director-Private Equity Group of Lehman Brothers, Inc., elected to the Board June 18, 2001.

     There were no relationships with respect to Compensation Committee interlocks and insider participation in compensation decisions during 2002.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The Corporation's executive compensation program is designed to help the Corporation attract, motivate and retain the executive resources that the Corporation needs in order to maximize its return to shareholders.

     Toward that end, the Corporation's executive compensation program attempts to provide:

     o levels of compensation that are competitive with those provided in various markets in which the Corporation competes for its executive resources;

     o incentive compensation that varies in a manner consistent with the financial performance of the Corporation; and

     o incentive compensation that effectively rewards corporate and individual performance.

     In designing and administering its executive compensation program, the Corporation attempts to maintain an appropriate balance among these various objectives, each of which is discussed in greater detail below.

     PROVIDING COMPETITIVE LEVELS OF COMPENSATION

     The Corporation attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with total compensation provided to executives who hold comparable positions or have similar qualifications in other organizations of similar size and scope with which the Corporation competes.

     The Corporation projects an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, special surveys and independent compensation consultants. This information is used in creating the basic structure of the Corporation's program. The market data used in establishing the Corporation's executive compensation levels reflect a blending of general industry and manufacturing industry companies comparable to the Corporation's size.

     It should be noted that the value of an executive's compensation package will vary significantly based on performance. So while the expected value of an executive's compensation package may be competitive, its actual value can exceed or fall below competitive levels depending upon performance.

     ENSURING THAT INCENTIVE COMPENSATION VARIES WITH FINANCIAL PERFORMANCE

     The Corporation's incentive plans are designed to assure that the incentive compensation varies in a manner consistent with the financial performance of the Corporation and its various business units. The specific corporate performance factors for CY 2002 are discussed in other sections of this report.

     REWARDING INDIVIDUAL PERFORMANCE

     The Corporation believes that effectively rewarding individual performance will ultimately serve to enhance the financial performance of the Corporation and its various business units. While the Corporation's incentive plans provide compensation that varies with financial performance, these plans also provide for individual awards that are based on quantitative assessments of business unit and individual performance.

     CONSIDERING CERTAIN TAX IMPLICATIONS

     To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee also considers the anticipated tax treatment to the Corporation and to the executives of various payments and benefits. Based on compensation arrangements currently in place, the Committee does not reasonably anticipate that any executive officer's current compensation will be subject to the $1 million deductibility limitation of Section 162(m) of the Internal Revenue Code. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of the Corporation and its stockholders.

DESCRIPTION OF THE EXECUTIVE COMPENSATION PROGRAM

     This section describes each of the principal elements of the Corporation's executive compensation program.

     BASE SALARY PROGRAM

     The objective of the Corporation's base salary program for senior executive management positions is to provide base salaries that are approximately between the 70th and 85th percentile of the competitive market norms for companies in the Corporation's lines of business and similar in size to the Corporation. The Committee believes it is crucial to provide competitive salaries in order to attract and retain talented managers. The specific competitive markets considered depend on the nature and level of the positions in question and the markets from which qualified individuals are recruited.

     Base salary levels are also dependent on the performance of each individual employee. Thus, employees with higher levels of sustained performance will be paid correspondingly higher salaries.

     Annual salary reviews are based on three factors: general levels of market salary increases, individual performance and the Corporation's overall financial results. All base salary increases are premised on a philosophy of pay-for-performance and perceptions of an individual's long-term value to the Corporation.

     THE EXECUTIVE MANAGEMENT ANNUAL INCENTIVE PLAN

     The objectives of the Executive Management Annual Incentive Plan are to motivate and reward the accomplishment of annual corporate objectives; reinforce a strong performance orientation with differentiation and variability in individual awards based on contributions to business results; and provide a fully competitive compensation package that will attract, reward and retain individuals of the highest quality. As a pay-for-performance plan, cash bonus awards were paid upon the achievement of specific business segment and individual performance objectives established for CY 2002.

     Targeted bonus award levels are intended to be determined for eligible positions each year using data obtained from independent consultants and surveys. The target bonus levels reflect competitive market norms for companies similar in size to the Corporation and the Corporation's philosophy of providing competitive total annual compensation opportunities.

     A target incentive bonus program is established each year based on the Corporation's budgeted performance against measures approved by the Committee. For CY 2002, the key performance measures considered were earnings before interest, taxes, depreciation, amortization and non-recurring costs ("EBITDA") and return on capital employed ("ROCE") for operating unit managers; EBITDA for the corporate staff and, for all plan participants, individually-assigned key base objectives.

     The weighting of target objectives among each of the Corporation's operating units was 40% for EBITDA, 30% for ROCE and 30% for attainment of individual performance objectives. For the corporate staff and senior corporate officers, 65% of bonus attainment was based on the Corporation's EBITDA and 35% on individual key base objectives.

     In 2002, target bonuses for Incentive Plan participants ranged from 10% to 50% of base pay. Participants could have earned 25% (minimum threshold) or more of the target bonus depending upon achievement against performance targets. The actual bonus was determined by the extent to which performance objectives were accomplished. In 2002, the Corporate unit exceeded the EBITDA target; the Oregon Cutting System Group and the ICS industrial cutting systems unit each exceeded their respective EBITDA and ROCE targets; the Forestry and Industrial Equipment unit made the minimum threshold but not the target for EBITDA and exceeded the target for ROCE; the Dixon unit made the minimum threshold but not the target for EBITDA, but did not meet the minimum threshold for ROCE; and the Gear Products unit did not meet the minimum threshold for either EBITDA or ROCE.

     LONG TERM INCENTIVES

     The Corporation's approach to long-term incentives for employees is focused on the Corporation's stock option plans. The Corporation uses stock options to align the interests of employees and shareholders by providing value to the employee when the stock price increases. Options are granted at 100% or more of the fair market value of the stock on the date of grant. For stock options granted after August 19, 1999, the fair market value is generally determined by calculating the average closing sale price for the stock for ten consecutive trading days ending on the trading day immediately prior to the effective date of such grant.

         1999 STOCK INCENTIVE PLAN

              Since the Merger and Recapitalization, all options granted under the 1999 Stock Incentive Plan have terms of ten years. Shares received upon exercise of any options that have been granted are subject to restrictions on transfer, tag-along and drag-along rights, call and put rights, registration rights and other rights and obligations specified in an Employee Stockholders Agreement. Certain options are time options, and others are performance options. Time options vest annually over time (generally three to five years) and performance options vest based on attainment of certain annual EBITDA performance levels, but in any event within six years.

         2000 STOCK INCENTIVE PLAN

              In February, March and November 2002, the Board of Directors granted options under the 2000 Stock Incentive Plan. Options representing 316,145 shares were granted in February 2002 to 27 individuals in total; at an option price per share of $3.028 to 26 individuals and an option price per share of $3.00 to one individual. Options representing 150,000 shares at $2.85 per share were granted to one individual in March 2002. Options representing 1,105,000 shares were granted in November 2002 to 94 individuals at an option price per share of $3.866. All such options have terms of ten years. All vest in three years or less, most in accordance with a schedule of one-third (33-1/3%) on each of the first three anniversary dates from the date of grant; however, options representing 466,145 shares to 28 individuals were vested upon grant. None of the shares received upon exercise of the options under the 2000 Stock Incentive Plan will be restricted by the provisions of the Employee Stockholders Agreement described at page 25.

     THE 1999 STOCK INCENTIVE PLAN AND THE 2000 STOCK INCENTIVE PLAN WERE EACH APPROVED BY THE STOCKHOLDERS IN 2000. THE CORPORATION HAS NOT GRANTED ANY OPTIONS UNDER ANY PLAN OTHER THAN THE 1999 OR 2000 STOCK INCENTIVE PLANS.

     The Corporation's stock option grant levels are established by considering competitive market data on grant levels and the amount of shares reserved for such plans. Individual option grants are based on the duties of each participant in the Corporation, his or her present and potential contributions to the success of the Corporation and such other factors as the Compensation Committee deems relevant.

     The Executive Compensation Program is revised annually by the Compensation Committee to provide an appropriate mix of base salary, annual bonus and long-term awards within the philosophy of providing competitive direct compensation opportunities. Stock options granted in CY 2002 under the 2000 Plan to the executives named in the Summary Compensation Table are shown in the Option Grant Table at page 17.

CY 2002 PAY FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     As described above, the Corporation determines its pay for all Executive Officers of the Corporation, including the President and Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for each job. Specific actions taken by the Committee regarding the President and Chief Executive Officer's compensation are summarized below:

     Base Salary - the President and Chief Executive Officer, Mr. James S.
         Osterman, received an increase in salary to $413,000 on an annualized basis as part of an Amendment to his Employment Agreement, which is described at page 23. *

----------------
* Mr. Harold E. Layman served as President and Chief Executive Officer of the Corporation during a portion of 2002. He resigned as President and Chief Executive Officer in August 2002. Details of Mr. Layman's contractual financial arrangements upon his resignation and retirement are described beginning at page 24 under the section on "Employment Contracts."

     Annual Bonus - the Executive Management Annual Incentive Plan that pertains to the President and Chief Executive Officer was approved by the stockholders in April 2000 and established a targeted EBITDA objective. The Corporation exceeded the EBITDA target in 2002. Separately, Mr. Osterman is guaranteed a minimum bonus of $400,000 for each of CY 2002 and CY 2003 as a result of an Amendment to his Employment Agreement by which he agreed to extend his term of employment for an additional two years to August 19, 2004. This Amendment is described at page 23. Combining these two factors, the Compensation Committee awarded Mr. Osterman a $425,000 total bonus for CY 2002.

                               EXECUTIVE OFFICERS

     The executive officers of the Corporation, in addition to Mr. Osterman, who is also a Director nominee, as of February 18, 2003 are:

                                                                                    YEAR FIRST
                                                                                    ELECTED TO
NAME                                               OFFICE                           SUCH OFFICE      AGE
----                           ------------------------------------------------     -----------      ---
Dennis E. Eagan . . . . . .    President - Industrial and Power Equipment Group           2000       53

Richard H. Irving, III. . .    Senior Vice President - General Counsel                    1995       59
                               and Secretary                                          and 1999

Calvin E. Jenness . . . . .    Senior Vice President, Chief Financial Officer             2002       47
                               and Treasurer                                          and 2001

Kenneth O. Saito. . . . . .    President - Oregon Cutting Systems Group                   2002       55

     Each of these executive officers serves at the pleasure of the Board. There were no arrangements or understandings with any other person pursuant to which any officer was elected. The executive officers of the Corporation may also be directors or officers of subsidiaries of the Corporation.

     DENNIS E. EAGAN was elected President of the Industrial and Power Equipment Group in August 2000. Prior to that date, he served from 1998 as President and Chief Executive Officer of Volvo Construction Equipment North America, Inc.

     RICHARD H. IRVING, III was elected Senior Vice President and General Counsel in April 1995, and Secretary of the Corporation in August 1999 at the time of the Merger and Recapitalization. Prior to April 1995, he served from 1986 as Vice President, General Counsel and Secretary of Duchossois Industries, Inc., a diversified privately-held company.

     CALVIN E. JENNESS was elected Senior Vice President and Chief Financial Officer in August 2002. Prior to that date, he served as Vice President and Corporate Controller and Treasurer from June 2001 and as Vice President and Corporate Controller from September 2000. Previously, he served as Vice President and Chief Financial Officer of Bryan Foods, a division of Sara Lee Corporation, from 1998.

     KENNETH O. SAITO was elected President of the Oregon Cutting Systems Group in August 2002. Prior to that date, he served as Senior Vice President - Finance & Administration from 1997. He joined the Oregon Cutting Systems Division in March 1973.

EXECUTIVE COMPENSATION

     The following table summarizes for the fiscal years 2002, 2001 and 2000, all plan and non-plan compensation awarded to, earned by, or paid to (i) the Chief Executive Officer, (ii) the four most highly compensated executive officers other than the CEO of the Corporation who were serving in executive officer capacities at the end of December 2002 (the "Named Executive Officers") and (iii) two former executive officers who terminated their employment with the Corporation during 2002.

                                                SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION             AWARDS
                                           ----------------------------------  ------------
                                                                   OTHER        SECURITIES
NAME AND                                                           ANNUAL       UNDERLYING     ALL OTHER
PRINCIPAL                                  SALARY      BONUS    COMPENSATION     OPTIONS      COMPENSATION
POSITION                          YEAR       ($)        ($)        ($)(1)          (#)             ($)
----------                        ----     -------    -------   -------------  ------------   -------------

Harold E. Layman(2). . . . . .    2002     299,615         0       14,368         73,889       3,542,398(3)
 President and                    2001     450,000    50,000*      11,954        170,000          19,751
 Chief Executive Officer          2000     394,500         0       15,828         25,000          32,119

James S. Osterman(4) . . . . .    2002     409,355   425,000       64,508        189,400       2,124,974(5)
 President and                    2001     388,887   200,000       25,053        150,000          39,791
 Chief Executive Officer          2000     371,922   340,000       19,584              0          38,372

Rodney W. Blankenship(6) . . .    2002     239,250         0        6,314         15,000         883,989(7)
 Senior Vice President and        2001     235,000    75,000       18,075         20,000          11,214
 Chief Financial Officer          2000     214,901         0        8,179         15,000          13,405

Richard H. Irving, III . . . .    2002     312,500   212,953       16,960         40,000         522,201(8)
 Senior Vice President -          2001     310,000    75,000       20,900         15,000          14,009
 General Counsel                  2000     307,000         0       16,177              0          22,453
 and Secretary

Dennis E. Eagan. . . . . . . .    2002     346,077   160,160       31,676         50,000          14,647(9)
 President - Industrial and       2001     330,000   150,000       14,489         50,000          12,610
 Power Equipment Group            2000     125,654    25,000            0         50,000          40,469

Kenneth O. Saito(10) . . . . .    2002     228,743   164,198        2,494         98,655          14,817(11)
 President - Oregon               2001     205,565   113,162            0          7,000          19,029
 Cutting Systems Group            2000     194,172   220,480            0              0          15,366

Calvin E. Jenness(12). . . . .    2002     194,750    90,754       14,775         34,000          38,817(13)
 Senior Vice President            2001     181,500    45,000       15,385          5,000          34,870
 and Chief Financial Officer      2000      55,962    20,000            0         10,000               0
 and Treasurer

---------------

(1) Tax gross-up for premiums on life insurance policies, club dues, personal financial planning, personal use of the Corporation's property and relocation expenses.

(2) Mr. Layman was President and Chief Executive Officer until he retired on August 15, 2002.

(3) Amount is comprised of $21,368 matching contributions to employee's 401(k) and excess 401(k) accounts, $1,170 premiums on a life insurance policy under the Corporation's executive life insurance plan and $3,519,860 contractual severance pay and supplemental executive retirement plan payouts.

(4) Mr. Osterman was President of the Outdoor Products Group until August 16, 2002, when he was elected President and Chief Executive Officer.

(5) Amount is comprised of $27,191 matching contributions to employee's 401(k) and excess 401(k) accounts, $2,071,065 supplemental executive retirement plan payouts and $26,718 accrued benefits pursuant to the Omark Salary Continuation Plan.

(6) Mr. Blankenship's employment terminated on July 31, 2002 when the corporate office relocated from Montgomery, Alabama to Portland, Oregon.

(7) Amount is comprised of $12,367 matching contributions to employee's 401(k) and excess 401(k) accounts, $380 premiums on a life insurance policy under the Corporation's executive life insurance plan and $871,242 contractual severance pay and supplemental executive retirement plan payouts.

(8) Amount is comprised of $17,174 matching contributions to employee's 401(k) and excess 401(k) accounts, $577 premiums on a life insurance policy under the Corporation's executive life insurance plan and $504,451 supplemental executive retirement plan payouts.

(9) Amount is comprised of $14,314 matching contributions to employee's 401(k) and excess 401(k) accounts and $333 premiums on a life insurance policy under the Corporation's executive life insurance plan.

(10) Mr. Saito was Senior Vice President - Finance and Administration of the Outdoor Products Group until August 16, 2002, when he was elected President of Oregon Cutting Systems Group.

(11) Amount is comprised of $14,817 matching contributions to employee's 401(k) and excess 401(k) accounts.

(12) Mr. Jenness was Vice President and Controller until August 16, 2002, when he was elected Senior Vice President and Chief Financial Officer.

(13) Amount is comprised of $11,083 matching contributions to employee's 401(k) and excess 401(k) accounts and $27,734 relocation expenses.

  * A portion of Mr. Layman's bonus in 2001 consisted of stock options representing 42,017 shares valued by the Black-Scholes Method to equate to an amount, when aggregated with the $50,000 cash bonus, that reflected the minimum threshold bonus to which he was entitled.

OPTION GRANTS

     The following table summarizes pertinent information regarding individual grants of stock options, including the potential realizable dollar value of grants of options made during 2002, to each of the persons named in the Summary Compensation Table, assuming that the market value of the underlying security appreciates in value from the date of grant to the end of the option term at the rates indicated in the following table:

                                         OPTION GRANTS IN CALENDAR YEAR 2002

                                                  INDIVIDUAL GRANTS
                             ---------------------------------------------------    POTENTIAL REALIZABLE VALUE
                              NUMBER OF     % OF TOTAL                              AT ASSUMED ANNUAL RATES OF
                             SECURITIES      OPTIONS                                 STOCK PRICE APPRECIATION
                             UNDERLYING     GRANTED TO    EXERCISE    EXPIRATION         FOR OPTION TERM(1)
                               OPTIONS      EMPLOYEES       PRICE        DATE       -------           --------
NAME                         GRANTED (#)     IN 2002      ($/SHARE)    (MMDDYY)      5% ($)            10% ($)
----                         -----------    ----------    ---------   ----------    -------           --------
Harold E. Layman. . . . . .    31,872         2.03%         3.028      8/15/06       21,000            45,000
                               42,017         2.67%         3.000      8/15/06       79,000            59,000

James S. Osterman . . . . .    39,400         2.51%         3.028      2/14/12       75,000           190,000
                              150,000         9.55%         2.850      3/15/12      269,000           681,000

Rodney W. Blankenship . . .    15,000         0.95%         3.028       8/1/05        7,000            21,000

Richard H. Irving III . . .    15,000         0.95%         3.028      2/14/12       29,000            72,000
                               25,000         1.59%         3.866      11/5/12       61,000           154,000

Dennis E. Eagan . . . . . .    50,000         3.18%         3.866      11/5/12      122,000           308,000

Kenneth O. Saito. . . . . .    18,655         1.19%         3.028      2/14/12       36,000            90,000
                               80,000         5.09%         3.866      11/5/12      195,000           493,000

Calvin E. Jenness . . . . .     9,000         0.57%         3.028      2/14/12       17,000            43,000
                               25,000         1.59%         3.866      11/5/12       61,000           154,000

-----------------
(1) The amounts under these columns are the result of calculations at 5% and 10% rates that were established by rules adopted by the Securities and Exchange Commission and therefore are not intended to forecast actual future appreciation, if any, in the price of the Corporation's common stock.

                      EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLANS APPROVED BY STOCKHOLDERS

     1999 Stock Incentive Plan, see description at page 13.
     2000 Stock Incentive Plan, see description at page 13.

EQUITY COMPENSATION PLANS NOT APPROVED BY STOCKHOLDERS

     Stockholders have approved all compensation plans under which shares of the Corporation's common stock may be issued.

SUMMARY TABLE

     The following table sets forth certain information as of December 31, 2002 with respect to compensation plans under which shares of the Corporation's common stock may be issued:

                                                                                NO. SHARES REMAINING
                                         NO. SHARES TO BE       WEIGHTED        AVAILABLE FOR FUTURE
                                           ISSUED UPON           AVERAGE        ISSUANCE UNDER EQUITY
                                           EXERCISE OF      EXERCISE PRICE OF    COMPENSATION PLANS
                                           OUTSTANDING         OUTSTANDING      (EXCLUDING SHARES IN
PLAN CATEGORY                                OPTIONS             OPTIONS              COLUMN 1)
-------------                            ----------------   -----------------   ---------------------
Equity compensation plans
 approved by stockholders

   1999 Stock Incentive Plan . . . . . .    1,370,500             $14.61              1,504,500
   2000 Stock Incentive Plan . . . . . .    2,090,313             $ 3.95                909,687

     Total . . . . . . . . . . . . . . .    3,460,813(1)          $ 8.17              2,414,187(2)

Equity compensation plans not
 approved by stockholders. . . . . . . .            0         Not Applicable                  0

--------------------

(1) Reprissuable upon exercise of outstanding options granted under the shares of common stock Corporation's 1999 Stock Incentive Plan and 2000 Stock Incentive Plan.

(2) Represents shares of common stock available for future grants under the Corporation's 1999 Stock Incentive Plan and 2000 Stock Incentive Plan.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     The following table summarizes pertinent information concerning the exercise of stock options during 2002 by each of the persons named in the Summary Compensation Table and the year-end value of unexercised options:


                                                         AGGREGATE OPTION EXERCISES IN 2002
                                                             AND YEAR-END OPTION VALUES


                                                                 NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                       OPTIONS AT                     OPTIONS AT
                               SHARES                                  YEAR END (#)                  YEAR END ($)
                            ACQUIRED ON          VALUE        ----------------------------   ----------------------------
NAME                         EXERCISE (#)     REALIZED ($)    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                       ---------------   --------------   -----------    -------------   -----------    -------------
Harold E. Layman . . . .          0                0             416,389                0        49,352           0

James S. Osterman. . . .          0                0             299,400          160,000       150,189           0

Rodney W. Blankenship. .          0                0              57,500                0         9,780           0

Richard H. Irving, III .          0                0              50,000          105,000         9,780           0

Dennis E. Eagan. . . . .          0                0              26,667          123,333             0           0

Kenneth O. Saito . . . .          0                0              31,489          109,166        12,163           0

Calvin E. Jenness. . . .          0                0              12,667           36,333         5,868           0

PENSION PLANS

     The Blount Retirement Plan and the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan (collectively the "Blount Retirement Plan") estimated annual benefits payable to eligible employees (including the Named Executive Officers) in specific classifications following retirement at age 65 (normal retirement age) after years of credited service are shown below:

                                                       PENSION PLAN TABLE

    FIVE-YEAR
     AVERAGE                 ESTIMATED ANNUAL BENEFITS FOR SPECIFIED YEARS OF CREDITED SERVICE (A), (B)
   EARNINGS AT        ------------------------------------------------------------------------------------
  RETIREMENT (C)        10           15           20           25          30          35       40 OR MORE
  --------------      -------     -------      -------      -------      -------     -------    ----------
     $100,000         $20,000     $30,000      $40,000      $50,000      $52,500     $55,000     $57,500
      200,000          40,000      60,000       80,000      100,000      105,000     110,000     115,000
      300,000          60,000      90,000      120,000      150,000      157,500     165,000     172,500
      400,000          80,000     120,000      160,000      200,000      210,000     220,000     230,000
      500,000         100,000     150,000      200,000      250,000      262,500     275,000     287,500
      600,000         120,000     180,000      240,000      300,000      315,000     330,000     345,000
      700,000         140,000     210,000      280,000      350,000      367,500     385,000     402,500
      800,000         160,000     240,000      320,000      400,000      420,000     440,000     460,000
      900,000         180,000     270,000      360,000      450,000      472,500     495,000     517,500
    1,000,000         200,000     300,000      400,000      500,000      525,000     550,000     575,000

------------

(a) The amounts set out above are based on the benefits under a straight life annuity to a participant retiring at age 65 on January 1,2003. The amounts shown are to be reduced by offsetting amounts received as social security benefits and benefits payable under master annuity contracts (purchased upon termination of prior retirement plans).

(b) Under Section 415(b) of the Internal Revenue Code, the maximum benefit payable under the master annuity contracts (purchased upon termination of prior retirement plans) and the tax-qualified Blount Retirement Plan to an employee retiring at age 65 in 2002 is $160,000, an amount that may change each year in accordance with a determination made by the Internal Revenue Service. In addition, Section 401(a)(17) of the Internal Revenue Code limits the amount of an employee's compensation that may be taken into account under any tax-qualified retirement plan to $200,000 for 2002, an amount which also may change each year in accordance with a similar determination. These limitations have been disregarded for the purposes of this table since the amount of any benefit payable in excess of these limitations is covered by the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan.

(c) Earnings covered by the Blount Retirement Plan are based on the participant's base salary or wages.

     The years of benefit service used to determine benefits under the Blount Retirement Plan and the master annuity contracts (purchased upon termination of prior retirement plans) as of December 31, 2002, for the persons named in the Summary Compensation Table are: Mr. Layman, 10 years; Mr. Osterman, 33 years; Mr. Blankenship, 31 years; Mr. Irving, 8 years; Mr. Eagan, 2 years; Mr. Saito, 30 years and Mr. Jenness, 2 years.

             SUPPLEMENTAL RETIREMENT PLANS AND EMPLOYMENT CONTRACTS

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

     The Corporation maintains individual Supplemental Executive Retirement Plans for Dennis E. Eagan and Richard H. Irving. Although the Supplemental Executive Retirement Plan differs for each of them, each plan will pay Mr. Eagan and Mr. Irving upon their respective normal retirement date or earlier termination of employment a benefit equal to the benefit calculated under the benefit formula of the Blount Retirement Plan, but based upon a schedule of years of service granted to each under their respective Supplemental Executive Retirement Plan, reduced by any retirement benefits payable to each under the Blount Retirement Plan and, in the case of Mr. Eagan, any retirement income actually paid to him under any pension plan maintained by a former employer. These plans are administered by the Board or, at the Board's discretion, the Compensation Committee of the Board. These plans may be amended from time to time or terminated with the consent of the Corporation and the Executive.

     The projected annual benefit payable to Mr. Eagan under his Supplemental Executive Retirement Plan after reduction for the benefits payable under the Blount Retirement Plan and the retirement income payable under any pension plan maintained by a former employer of Mr. Eagan is $69,431 As part of the relocation of the Corporation's headquarters offices from Montgomery, Alabama to Portland, Oregon in August 2002, Mr. Irving's Supplemental Executive Retirement Plan was amended, and he received a lump sum payment of $310,374.00 in full satisfaction of the Corporation's obligations under his Supplemental Executive Retirement Plan. (See, description of this amendment under "Employment Contracts" at page 24.)

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN OF BLOUNT INTERNATIONAL, INC.

     On October 9, 1998, the Corporation adopted the Blount Deferred Compensation Plan for a select group of highly compensated management employees. The plan name was changed later to the Executive Supplemental Retirement Plan of Blount International, Inc. (the "Executive Supplemental Retirement Plan"). The Executive Supplemental Retirement Plan provides supplemental retirement benefits to participants at age 65 in the form of a life annuity with monthly payments equal to the excess of (i) the product of .2083% of the participant's highest 3-year average earnings (base salary plus bonuses earned under an Executive Management Annual Incentive Plan) during the last 10 years of employment multiplied by the employee's years of benefit service (as provided under the Executive Supplemental Retirement Plan that, for some participants, may be greater than actual service) up to, but not in excess of, 20 years, minus (ii) the amount of retirement benefits payable to the participant under all other qualified and non-qualified defined benefit plans maintained by the Corporation, any pension plan maintained by a former employer of the participant and the employee's primary social security benefit. Upon the participant's death, a survivor annuity is payable under the Executive Supplemental Retirement Plan to the participant's surviving spouse in a monthly amount equal to 66.67% of the monthly benefit payable to the participant. The Executive Supplemental Retirement Plan provides for retirement before age 65 with reduced benefits in the event of certain terminations of employment and also provides special rules regarding benefits payable if the participant becomes disabled or dies before commencing a benefit. If certain events occur, the Executive Supplemental Retirement Plan allows participants to elect to receive their benefit in a single lump sum payment. The Executive Supplemental Retirement Plan may be amended or terminated with the consent of all participants and the Corporation. The Board, in its discretion and without consent of the participants, may also make certain amendments that do not adversely affect the rights of participants.

     The projected annual benefit payable under the Executive Supplemental Retirement Plan, in addition to the benefits payable under other defined benefit plans, pension plans of prior employers and social security, to the persons named in the Summary Compensation Table is as follows: Mr. Layman received a lump sum payment of $616,212.32 on August 15, 2002, following his agreed upon retirement on August 15, 2002, in full satisfaction of the Corporation's obligations under this plan. Mr. Osterman received a lump sum payment of $1,292,122.28 on September 1, 2002 in connection with the amendment to his Employment Contract (see, description of this amendment under "Employment Contracts" at page 23) in full satisfaction of the Corporation's obligations under the Executive Supplemental Retirement Plan. Messrs. Blankenship, Irving, Eagan, Saito and Jenness are not participants in the Executive Supplemental Retirement Plan.

SUPPLEMENTAL RETIREMENT AND DISABILITY PLAN

     The Corporation established a Supplemental Retirement and Disability Plan (the "Retirement and Disability Plan") for the employees of the Corporation's former Montgomery, Alabama corporate office effective as of January 1, 1992 (adopted by the Board on November 21, 1991). Each person who was an eligible employee of the corporate office on December 31, 1991, and whose annual earnings were at least $90,000 became a participant in the Retirement and Disability Plan on January 1, 1992. The Retirement and Disability Plan provides that, at the time a participant ceases to be an eligible employee, if his or her retirement benefit under the Blount Retirement Plan is less than the retirement benefit to which such participant would have been entitled at the time he or she ceased to be an eligible employee if the Pre-1992 Blount Retirement Plan had continued in effect without amendment, then such participant is entitled to a supplemental retirement benefit under the Retirement and Disability Plan that has an actuarial value equal to the excess, if any, of (i) the actuarial value of the retirement benefit to which the participant would have been entitled had the Pre-1992 Blount Retirement Plan continued in effect, minus (ii) the actuarial value of his or her retirement benefit under the Blount Retirement Plan, as amended and in effect at the time he or she ceases to be an eligible employee. Payment of any supplemental retirement benefit hereunder shall be made in the same form as is payment of the corresponding benefit under the Blount Retirement Plan.

     The Retirement and Disability Plan also provides benefits to surviving spouses of participants and to a participant who ceases active work as a result of his or her inability to perform the duties of his or her occupation because of disease or accidental bodily injury. The Retirement and Disability Plan may be amended, suspended, or terminated in whole or in part at any time by action of the Board without affecting prior rights accrued under this Plan.

     Under the terms of his termination agreement, Mr. Blankenship received a lump sum payment of $115,967.18 in full satisfaction of the Corporation's obligations to him under the Supplemental Retirement and Disability Plan. Messrs. Layman, Osterman, Irving, Eagan, Saito and Jenness are not participants in the Supplemental Retirement and Disability Plan.

OMARK PLANS

     For certain employees of Blount's Outdoor Products Group, Industrial and Power Equipment Group and the former Sporting Equipment Group, the Corporation sponsors:

       (i) a Supplemental Retirement Plan for key management employees (the "Omark Supplemental Retirement Plan");

       (ii)  a retirement protection plan (the "Omark Protection Plan"); and

       (iii) a salary continuation plan (the "Omark Salary Continuation Plan").

     The Omark Supplemental Retirement Plan provides a supplemental retirement benefit to participants equal to the excess, if any, of (i) 50% of the participant's highest 5-year average base salary during the last 10 years of employment before age 65, minus (ii) the aggregate amount available to the participant under certain other benefit plans and one-half the primary social security benefit. Benefits under the Omark Protection Plan are limited to the amount of any reduction of benefits under the master annuity contracts (purchased upon termination of the Omark Retirement Plan) or the pre-1992 Omark Retirement Plan as a result of any deferral of compensation pursuant to the Omark Deferred Plan prior to its termination in 1986. The Omark Salary Continuation Plan provides the beneficiary of each participant with a continuation of two years of annual salary upon the death of the participant. The Omark Plans are unfunded and amounts due participants are general unsecured obligations of the Corporation. The Omark Plans may be amended or terminated by the Board, provided that rights vested in participants prior to such amendment or termination may not be reduced.

     Mr. Osterman and Mr. Saito participate in the Omark Supplemental Retirement Plan and Omark Protection Plan, but no benefits are projected to be payable under these plans to them. Mr. Osterman participates in the Omark Salary Continuation Plan.

EMPLOYMENT CONTRACTS

     The Corporation entered into Employment Agreements (the "Agreements") effective on August 19, 1999, in connection with the Merger and Recapitalization with all of the executive officers named in the Summary Compensation Table except Messrs. Eagan and Jenness, whose Agreements are dated as of August 15, 2000 and September 11, 2000, respectively, which are their dates of hire. The terms of the Agreements provide that each executive will be paid a base salary no less than his then current base salary, be eligible to participate in the Corporation's incentive plans with target bonuses ranging from 40% to 55% of base salary, participate in the Corporation's stock option programs and all other benefit plans, arrangements and perquisites generally available to executive officers.

     Mr. Layman's Agreement was amended as set forth below in connection with his retirement on August 15, 2002; Mr. Blankenship's Agreement was amended as set forth below in connection with his mutually agreed upon termination of employment on July 31, 2002. Amendments to the Agreements of the Named Executive Officers are also described below. All of these amendments are in connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon.

     The duration of the Agreements is a rolling two-year term for Messrs. Osterman, Irving and Saito, and a rolling one-year term for Messrs. Eagan and Jenness, each of which is automatically extended one day for each day employed until such time as the Agreement would expire on the executive's 65th birthday, except that Mr. Osterman's Agreement expires on August 19, 2004, but may be renewed for successive one-year terms under certain circumstances. Each Agreement has a clause which prohibits the executive, for up to three years following the termination of employment, from competing directly or indirectly with the Corporation or disclosing proprietary or confidential information.

     The Agreements also contain provisions for severance payments and benefits (from 12 to 24 months, depending on the executive) if the Corporation terminates the executive's employment for reasons other than death, disability or cause (as defined in the Agreements), or if the executive terminates his employment for "good reason" (as defined in the Agreements). In the event of death, disability or termination for cause or in the event the employee terminates his employment for other than "good reason," the Corporation's obligations under the Employment Agreement cease and no special severance benefits will be paid.

     Separate Agreements with Mr. Eagan and Mr. Irving provide for the Supplemental Executive Retirement Plan for each described at page 21 above, as amended for Mr. Irving as described below. Messrs. Eagan's and Saito's Agreements contain certain provisions relating to the sale of their respective segments or divisions. Messrs. Blankenship, Eagan, Irving and Layman are covered by the Corporation's Executive Life Insurance Program.

     Mr. Osterman's Agreement was amended as of March 15, 2002 to provide for a two-year extension of his employment and his promotion to President and Chief Executive Officer of the Corporation on August 16, 2002 in connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon. As part of this Amendment, Mr. Osterman received $2,071,064.80 as the lump sum equivalent of certain benefits owed to him, or to be provided to him, under the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan ("Group SERP") and under the Executive Supplemental Retirement Plan of Blount International, Inc. ("Executive SERP"). (See, description of the Group SERP at page 20 and the Executive SERP at page 21.) This payment, which was made from a trust established to pay the obligations of the Group SERP and Executive SERP for certain individuals, was in full satisfaction of the Corporation's obligations to Mr. Osterman under both the Group SERP and the Executive SERP.

     In addition, under his Amendment, Mr. Osterman received (i) an increase in base salary to $413,000 on an annualized basis, (ii) a minimum annual bonus of $400,000 for the Fiscal Years 2002 and 2003 and (iii) the grant of options under the 2000 Stock Incentive Plan for 150,000 shares, which fully vested on March 15, 2002. Mr. Osterman, who was scheduled to retire on August 19, 2002, agreed to a two-year extension of his contract to August 19, 2004, which term is subject to extension under certain circumstances. Mr. Osterman's two-year consulting arrangement which would have gone into effect on August 19, 2002 and which is the result of an earlier amendment to his Agreement discussed in the 2002 Proxy Statement at page 18, was amended to begin on August 19, 2004 and otherwise remains essentially unchanged except that it will now pertain to consulting services to the entire Corporation, not only to the Oregon Cutting Systems segment.

     Mr. Layman's Agreement was amended as of July 2, 2002 to provide for his mutually agreed upon retirement from the Corporation on August 15, 2002 in connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon. As part of this Amendment, Mr. Layman received $2,312,754.79 as the lump sum equivalent of the base salary, certain bonuses and certain savings and retirement benefits he would have received during his contractual severance period, as well as the lump sum payments of $590,893.26 and $616,212.32, reflecting certain benefits arising out of Mr. Layman's participation in the Group SERP and Executive SERP, respectively, from a trust established to pay the obligations of these plans. In addition, that portion of Mr. Layman's time-based options under the 1999 Stock Incentive Plan that were not vested, 103,500, became fully vested, and these options, together with previously vested options under the 1999 Stock Incentive Plan and the 2000 Stock Incentive Plan, 312,889, may be exercised until August 15, 2006. Any exercise prior to August 19, 2004 is subject to certain aggregate sales price restrictions, but the options under the 2000 Stock Incentive Plan receive the same "tag along/drag along" rights as those under the 1999 Stock Incentive Plan. (See, description of these rights under "Employee Stockholder Agreement," at page 25.) Finally, Mr. Layman also will receive a continuation of certain health and life insurance benefits for a three-year period. Mr. Layman remained a director of the Corporation following his retirement.

     Mr. Blankenship's Agreement was amended as of July 2, 2002 to provide for his mutually agreed upon termination of employment with the Corporation on August 1, 2002, except as provided below, in connection with the relocation of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon. As part of this Amendment, Mr. Blankenship received $618,684.29 as the lump sum equivalent of the base salary (less one year), certain bonuses and certain savings and retirement benefits he would have received during his contractual severance period, as well as lump sum payments of $136,590.24 and $115,967.18 reflecting certain benefits arising out of Mr. Blankenship's participation in the Group SERP and the Supplemental Retirement and Disability Plan, respectively; provided that Mr. Blankenship will also continue to receive his base salary as an employee on an authorized leave of absence through July 31, 2003. In addition, that portion of Mr. Blankenship's time-based options under the 1999 Stock Incentive Plan and the 2000 Stock Incentive Plan that were not vested, 26,833, became fully vested, and these options, as well as previously vested options totaling 30,667, may be exercised until August 1, 2005. Any exercise prior to August 19, 2004 is subject to certain aggregate sales price restrictions, but the options under the 2000 Stock Incentive Plan receive the same "tag along/drag along" rights as those under the 1999 Stock Incentive Plan. (See, description of these rights under "Employee Stockholder Agreement," at page 25.) Finally, Mr. Blankenship also will receive a continuation of certain health and life insurance benefits for a two-year period from August 1, 2002.

     Mr. Irving's Agreement was amended as of August 19, 2002 to provide for his relocation in connection with the move of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon. As part of this Amendment, Mr. Irving received $504,451.23 as the lump sum equivalent of certain benefits under his Individual Supplemental Executive Retirement Plan ("Individual SERP") and under the Blount, Inc. and Subsidiaries Supplemental Retirement Benefit Plan ("Group SERP"). (See, description of the Individual SERP at page 21 and the Group SERP at page 20.) The payment of the Individual SERP benefits, $310,374.00, was in full satisfaction of the Corporation's obligations under that Plan. With respect to the Group SERP, Mr. Irving will again be eligible to participate in that Plan commencing August 1, 2004, but any benefit payable thereafter under that Plan will take into account that portion of the above lump sum payment, $194,077.23, attributable to benefits under the Group SERP through July 31, 2004. Mr. Irving also received an increase in his annual Target Bonus as a percentage of base salary under the Executive Management Annual Incentive Plan, which was part of an earlier amendment dated as of February 24, 2002, and a change in the financial performance measurements on which such bonus is based under his August 19, 2002 amendment. In exchange, Mr. Irving agreed to a reduction in salary, the relinquishment of certain perquisites formerly provided him and a waiver of his contractual relocation provision.

     Mr. Jenness' Agreement was amended as of February 14, 2002 to increase his annual Target Bonus as a percentage of base salary under the Executive Management Incentive Plan and to increase the contractual severance period. In connection with his relocation as part of the move of the Corporation's headquarters from Montgomery, Alabama to Portland, Oregon, Mr. Jenness' salary was increased and he relinquished certain perquisites provided by his Agreement. Mr. Jenness' title was changed to Senior Vice President and Chief Financial Officer upon his election to that position by the Board as of August 16, 2002.

     Mr. Saito's Agreement was amended to reflect his promotion to President of the Oregon Cutting Systems Group as of August 16, 2002 by increasing his base salary, his Target Bonus percentage and the contractual severance period, as well as providing certain retirement and health benefits and additional perquisites.

EMPLOYEE STOCKHOLDER AGREEMENT

     Related to the Employment Agreements is an Employee Stockholder Agreement (the "Stockholder Agreement"). This Agreement is among the Corporation, Lehman Brothers Merchant Banking Partners II, L.P. and 29 current and 18 former management employees, some of whom were employees of the Sporting Equipment segment that was divested in December 2001, including all of the Named Executive Officers. The Stockholder Agreement sets forth terms and restrictions relating to common stock either purchased by the individual executive in the Merger and Recapitalization ("Purchased Shares") or received through the exercise of stock options ("Option Shares") under the 1999 Stock Incentive Plan.

     The Stockholder Agreement restricts the transfer of Purchased Shares, Option Shares and any underlying options owned by these executives for a period of five years from the closing of the Merger and Recapitalization. Exceptions to this restriction include transfers to heirs and trusts, so long as the transferee agrees to be bound by the terms of the Stockholder Agreement. In addition, executives have rights to sell their shares on a pro rata basis with Lehman Brothers Merchant Banking Partners II, L.P. ("LBMBP II") whenever LBMBP II sells its shares to third parties. Similarly, LBMBP II has the right to cause each of the executives to sell his or her shares of common stock on a pro rata basis with LBMBP II to a third party that has made an offer to purchase the Corporation's shares owned by LBMBP II. In the event that the Corporation registers shares under the Securities Act of 1933 (except for registrations related to exchange offers or benefit plans) and LBMBP II sells its shares in connection with this registration, the executives have the right to have their shares concurrently registered and sold on a pro rata basis with LBMBP II. The Purchased Shares and Option Shares owned by the executives are also subject to "put" and "call" rights that entitle the Corporation to purchase from an executive, and the executive to sell to the Corporation, his or her Purchased Shares and Option Shares at fair market value if the executive's employment is terminated under certain circumstances.

     As a result of an Amendment to his Employment Agreement at the time of his agreed upon retirement from the Corporation in June 2001, former Chairman and Chief Executive Officer, John M. Panettiere, is not subject to the restrictions on transfer contained in the Employee Stockholder Agreement to the extent of sales of shares of common stock representing up to $100,000 in value, based upon sales price, from August 1, 2002 through December 31, 2002, and shares representing $250,000 in value in any one calendar year thereafter, subject to such sales being made in accordance with volume limitations identical to those of Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

                                PERFORMANCE GRAPH

     Rules adopted by the Securities and Exchange Commission require that the Corporation includes in the Proxy Statement a line graph presentation comparing the cumulative five-year shareholder return on the Corporation's common stock on an indexed basis with the cumulative return of a broad equity market index that includes companies whose equity securities are traded on the same exchange as the Corporation's and either a published industry index or an index of peer companies selected by the Corporation. Since the Corporation is not included in the Standard and Poor's 500 Stock Index and its equity securities are traded on the New York Stock Exchange, the New York Stock Exchange Market Value Index was selected as the broad equity market index. The Corporation created a peer group index with which to compare its own stock performance since a relevant published industry or line-of-business index does not exist. The Corporation chose a group of eight manufacturing companies that have operations in those industries in which the Corporation competes for purposes of this performance comparison. A list of these companies ("Peer Group") follows the graph below.


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
           AMONG BLOUNT INTERNATIONAL, INC., THE NYSE COMPOSITE INDEX
                                AND A PEER GROUP




                              [PERFORMANCE GRAPH]




                  *$100 INVESTED ON 12/31/97 IN STOCK OR INDEX,
                      INCLUDING REINVESTMENT OF DIVIDENDS.
                         FISCAL YEAR ENDING DECEMBER 31.


--------------------------------------------------------------------------------------------------
                         12/31/97     12/31/98     12/31/99    12/31/00     12/31/01    12/31/02
                       ===========================================================================
The Corporation           100.00        93.44       119.48       57.63        23.54       28.56
Peer Group *              100.00        85.61        97.53       94.88       101.68       99.34
NYSE Mkt. Val. Index      100.00       115.42       130.63      131.44       124.44      102.02
--------------------------------------------------------------------------------------------------

------------

* The companies in the Peer Group are as follows: Caterpillar Inc., Deere & Co., Ingersoll-Rand Co., Kaydon Corp., Kennametal Inc., Regal-Beloit Corp., Terex Corp. and Toro Co.

                                FILING DISCLOSURE

     Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require that the Corporation's directors, executive officers and persons who beneficially own more than 10% of any class of equity securities of the Corporation file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange and furnish the Corporation with copies.

     Based on the review of copies of such forms received by it, or written representations from certain reporting persons, the Corporation believes that during 2002 all filing requirements applicable to its directors, officers and greater than 10% beneficial owners were complied with, subject to the following exceptions:

     R. Eugene Cartledge, Director, failed to file timely a complete Form 3 relating to his ownership of shares of the Corporation as of April 16, 2002 by April 26, 2002. An amended report was mailed to the SEC on August 12, 2002.

     Kenneth O. Saito, President, Oregon Cutting Systems Group, due to administrative oversight, failed to file timely his Form 3 relating to his ownership of shares of the Corporation as of August 16, 2002 by August 26, 2002. This report was mailed to the SEC on December 5, 2002.

                     CERTAIN TRANSACTIONS AND OTHER MATTERS

     Messrs. Fried, James and Shutzer, who are directors of the Corporation, are investors in Lehman Brothers Merchant Banking Partners II, L.P., an affiliate of Lehman Brothers Holdings, Inc. As a result of the Merger and Recapitalization, Lehman Brothers Holdings, Inc., through its affiliates, beneficially owns approximately 85.3% of the Corporation's stock. By virtue of such ownership, Lehman Brothers Holdings, Inc. is able to influence significantly the business and affairs of the Corporation with respect to matters requiring stockholder approval.

     Additionally, as a result of a transaction involving an amendment to the Corporation's Secured Credit Agreement with its secured lenders on February 2, 2001, as disclosed in the 2001 Proxy Statement at page 18, LB Blount Investment SPV LLC, an affiliate of Lehman Brothers Merchant Banking Partners II, L.P., paid $20 million for a convertible preferred equivalent security, together with warrants for 1,000,000 shares of the Corporation's common stock exercisable at any time through March 2, 2013 at $0.01 per share. The convertible preferred equivalent security is convertible into convertible preferred stock at the rate of one preferred share for every $1,000 in principal amount should the Corporation issue a class of preferred stock. Although authorized to do so by an amendment to its Restated Certificate of Incorporation passed by the stockholders at the 2001 Annual Meeting, the Corporation has not issued any class of preferred stock to date.

     From time to time, Lehman Brothers Holdings, Inc. or its affiliates also receives customary fees for services to the Corporation in connection with financings, divestitures, acquisitions and certain other transactions. In 2001, fees for investment banking, underwriting and lender services were paid Lehman Brothers Holdings, Inc. or certain of its affiliates in connection with (i) the Corporation's sale of its Sporting Equipment segment to Alliant Techsystems, Inc. ("ATK") on December 7, 2001 for 3,048,786 shares of ATK common stock and $10,000 cash, (ii) the Corporation's subsequent underwritten sale of the shares received from ATK for $236.7 million in gross proceeds and (iii) certain amendments to the Corporation's Secured Credit Agreement in February 2001 and December 2001. There were no such fees received by Lehman Brothers Holdings, Inc. or its affiliates from the Corporation during 2002.

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

                                   PROPOSAL 2

     Based upon the approval of the Audit Committee, the Board has appointed the firm of PricewaterhouseCoopers LLP as its Independent Auditors for the calendar year ending December 31, 2003. Although stockholder ratification is not required, the Board has determined that it would be desirable to request an expression from the stockholders as to whether or not they concur with this appointment.

     PricewaterhouseCoopers LLP, including Coopers & Lybrand LLP prior to its merger with Price Waterhouse LLP, has served as auditors of the consolidated financial statements of the Corporation and its subsidiaries from year to year since 1972. The Corporation has been advised by PricewaterhouseCoopers LLP that they do not have any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries, and that during the above time, PricewaterhouseCoopers LLP has not had any connection with the Corporation or its subsidiaries in a capacity of promoter, underwriter, voting trustee, director, officer or employee.

     PricewaterhouseCoopers LLP billed the Corporation the following amounts for professional services during 2002, all of which PricewaterhouseCoopers LLP has advised were provided at customary rates and terms:

                                                  2002            2001
                                               ----------      ----------

            AUDIT FEES . . . . . . . . . .     $  448,673      $  336,400

            AUDIT RELATED FEES . . . . . .     $  103,000      $  219,000

            TAX FEES . . . . . . . . . . .     $  780,024      $  718,433

            ALL OTHER FEES AND EXPENSES. .     $        0      $   50,000
                                               ----------      ----------

                TOTAL . . . . . . . . . . .. . $1,331,697      $1,323,833
                                               ==========      ==========

     Audit Fees for the years ended December 31, 2002 and 2001, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Corporation, statutory audits, and assistance with review of documents filed with the Securities and Exchange Commission.

     Audit Related Fees as of the years ended December 31, 2002 and 2001, respectively, were for assurance and related services, including closing date balance sheet audit procedures and consultations concerning financial accounting and reporting standards.

     Tax Fees as of the years ended December 31, 2002 and 2001, respectively, were for services related to tax compliance, including preparation of tax returns and claims for refund, tax planning and tax advice, assistance with respect to tax audits and requests for rulings for technical advice from tax authorities.

     All Other Fees as of the year ended December 31, 2001 were for services rendered for internal control reviews not performed in connection with the audit.

     The Audit Committee of the Board approved all non-audit services rendered by PricewaterhouseCoopers LLP during 2002 and concluded that such services did not affect the independence of the auditors. PricewaterhouseCoopers LLP, as of July 2002, discontinued providing the Corporation services for the internal audit function by an outsourcing arrangement, since it acts as Independent Auditors for the Corporation. Pursuant to the Sarbanes-Oxley Act and rules promulgated thereunder, certain proxy disclosure requirements concerning independent auditor fees and pre-approval of audit and non-audit services are not effective as to the Corporation until its annual filing for the first fiscal year ending after December 15, 2003. Although the Corporation has implemented components of the proxy fee disclosure requirements in advance of this date, the Audit Committee has not yet adopted amendments to its pre-approval policies and procedures for audit and non-audit services as of this date. Please also refer to the Audit Committee Disclosure and Report beginning on page 9.

     Representatives of PricewaterhouseCoopers LLP and of the Audit Committee of the Board will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

     The Board recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as Independent Auditors for the Corporation for the calendar year ending December 31, 2003. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP by a majority vote, the Board will reconsider the appointment.

                 STOCKHOLDERS' PROPOSALS FOR 2004 ANNUAL MEETING

     Stockholders may present proposals which may be proper subjects for inclusion in the Proxy Statement and for consideration at the Annual Meeting of Stockholders in 2004. In order to be considered, proposals must be submitted on a timely basis. Proposals for the 2004 Annual Meeting of Stockholders must be received by the Corporation no later than November 10, 2003. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Corporation.

                               GENERAL INFORMATION

     The expenses of soliciting proxies will be paid by the Corporation. In addition to the use of the mails, proxies may be solicited personally, by telephone or by facsimile by directors, officers and regular employees of the Corporation and its subsidiaries, who, except for normal overtime pay in certain instances, will not receive additional compensation for these services. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy soliciting materials to beneficial owners of the Corporation's common stock, and the Corporation will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with this solicitation.


                                        By Order of the Board of Directors,

                                        /s/ Richard H. Irving, III

                                        Richard H. Irving, III
Portland, Oregon                        Senior Vice President, General Counsel
March 24, 2003                          Secretary and












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